EXHIBIT 21.1

Subsidiaries of the Registrant

Name	Jurisdiction of Organization

InfuSystem, Inc.	California

First Biomedical, Inc.	Kansas

IFC, LLC	Delaware

InfuSystem Holdings USA, Inc.	Delaware